Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Industry & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Completes Acquisition of Impulse Monitoring and

Announces Webcast and Conference Call of Third Quarter 2011 Results

SAN DIEGO, October 7, 2011 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that it has completed the previously announced acquisition of Impulse Monitoring, Inc., a leading Intra-Operative Monitoring (IOM) provider in the United States.

This acquisition will increase the penetration of NuVasive’s existing proprietary nerve monitoring system, NeuroVision™, which is designed for discreet and directional nerve avoidance and detection making lateral access to the spine during the XLIF® procedure more safe and reproducible. As minimally disruptive solutions, like XLIF, become the standard of care for spine fusion surgery, capturing the IOM market and partnering with the neurophysiology community to drive the clinical benefits of using NeuroVision when doing lateral procedures will further drive implant revenue growth. The strategic move to acquire an IOM service provider will increase both XLIF and non-lateral market share gains by increasing NuVasive’s presence and influence with hospitals and surgeons.

This strategic foray into the $800 million market for Intra-Operative Monitoring opens up a significant growth opportunity for NuVasive, as the Company looks to expand Impulse’s leadership position into a nationwide footprint. This acquisition will augment the Company’s leadership position by offering additional best in class neuromonitoring services in the operating room. Adding an industry leading IOM provider with a scalable infrastructure will enable surgeons and hospitals to address all of their neuromonitoring needs and create incremental revenue opportunities for NuVasive.

Alex Lukianov, Chairman and CEO of NuVasive said, “We are pleased to complete the acquisition of Impulse Monitoring, which represents a significant step in our strategy to further expand NuVasive’s market share taking strategy. We look forward to expanding our IOM network to a nationwide footprint and growing operating margin leverage that will be in line with our corporate targets over the next several years. We officially welcome Impulse Monitoring to the NuVasive family and are particularly excited about combining our resources to deliver better patient care and to take more market share.”

Further financial detail and updated financial guidance will be provided when the company reports third quarter 2011 financial results on October 27, 2011 after the close of the market. NuVasive will hold a conference call that afternoon at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through November 26, 2011. In addition, a telephonic replay of the call will be available until November 10, 2011. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 378602.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that the NuVasive may not be able to achieve expected strategic benefits from the acquisition; the risk that NuVasive will not be able to successfully integrate the operations of Impulse Monitoring with those of NuVasive; the risk that revenues following the acquisition will be lower than expected; the risk that business disruption (including, without limitation, difficulties in maintaining relationships with suppliers or customers) is greater than expected following the acquisition; changes in reimbursement levels from third-party payers; a significant increase in product and professional liability claims; and change in competitive environment; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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